SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d -1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                               (Amendment No. )(1)

                  ONLINE RESOURCES & COMMUNICATIONS CORPORATION
                                (Name of Issuer)

                         COMMON STOCK, $0.0001 PAR VALUE
                         (Title of Class of Securities)

                                    68273G101
                                 (CUSIP Number)

                                    Copy to:
21st Century Communications               Michael R. Reiner, Esq.
    Partners, L.P.                        Morrison Cohen Singer & Weinstein, LLP
767 Fifth Avenue                          750 Lexington Avenue
New York, New York 10153                  New York, New York 10022
Telephone (212) 754-8100                  Telephone (212) 735-8600

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 4, 1999
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   - 1 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                           Applewood Associates, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         306,940 shares                                          2.8%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                  0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         306,940 shares                                          2.8%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                  0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 306,940 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            2.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 2 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                             Applewood Capital Corp.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    306,940 shares                                          2.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    306,940 shares                                          2.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 306,940 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            2.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 3 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Irwin Lieber

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     PF, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         11,880 shares                                           0.1%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    1,208,926 shares                                       10.6%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         11,880 shares                                           0.1%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    1,208,926 shares                                       10.6%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                1,220,806 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           10.7%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 4 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Barry Rubenstein

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    1,220,806 shares                                       10.7%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    1,220,806 shares                                       10.7%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                1,220,806 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                      10.7%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 5 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Barry Fingerhut

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     PF, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         34,452 shares                                           0.3%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    1,208,926 shares                                       10.6%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         34,452 shares                                           0.3%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    1,208,926 shares                                       10.6%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                1,243,378 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           10.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 6 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   Seth Lieber

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    306,940 shares                                          2.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    306,940 shares                                          2.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 306,940 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            2.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 7 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Jonathan Lieber

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    306,940 shares                                          2.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    306,940 shares                                          2.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 306,940 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            2.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 8 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                   21st Century Communications Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of         611,719 shares                                          5.5%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    290,267 shares                                          2.6%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         611,719 shares                                          5.5%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    290,267 shares                                          2.6%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 9 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                 21st Century Communications T-E Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of         208,124 shares                                          1.9%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    693,862 shares                                          6.2%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         208,124 shares                                          1.9%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    693,862 shares                                          6.2%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                      8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 10 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

               21st Century Communications Foreign Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of         82,143 shares                                           0.8%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    819,843 shares                                          7.3%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         82,143 shares                                           0.8%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    819,843 shares                                          7.3%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 11 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                        Sandler Investment Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 12 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                           Sandler Capital Management

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 13 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                    ARH Corp.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 14 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   ALCR Corp.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 15 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   MJDM Corp.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                                                  901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 16 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Four JK Corp.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 17 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   SERF Corp.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 18 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  TERPSI Corp.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 19 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  JIRAKAL Corp.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 20 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                           Infomedia Associates, Ltd.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                        New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 21 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Harvey Sandler

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 22 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Andrew Sandler

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 23 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                               Michael J. Marocco

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 24 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 John Kornreich

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 25 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Douglas Schimmel

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 26 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Hannah Stone

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 27 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                    David Lee

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    901,986 shares                                          8.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    901,986 shares                                          8.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 901,986 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            8.0%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 28 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Woodland Partners

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                    New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         11,880 shares                                           0.1%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                  0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         11,880 shares                                           0.1%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                  0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                  11,880 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            0.1%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 29 of 52 -

CUSIP No.                              13D
No.   68273G101
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                               Marilyn Rubenstein

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                   United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                  0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    11,880 shares                                           0.1%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                  0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    11,880 shares                                           0.1%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                  11,880 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            0.1%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 30 of 52 -

     This statement, dated June 4, 1999, relates to the reporting persons' ownership of the common stock of OnLine Resources & Communications Corporation (the "Issuer").

     All references to shares of common stock reflects a 1 for 2.81 reverse stock split of the common stock which was effective as of May 2, 1999.

ITEM 1. SECURITY AND ISSUER

          (a) Common Stock, $0.0001 par value per share ("Common Stock"), (CUSIP No. 6827G101).

          (b) 1996 warrants (the "1996 Warrants"), expiring April 30, 2003, entitling the holder to purchase one share of Common Stock at $7.01 per share.

          (c) Series C warrants (the "Series C Warrants"), expiring June 1, 2002, entitling the holder to purchase one share of Common Stock at $8.42 per share.

          (d)  OnLine Resources & Communications Corporation
               7600 Colshire Drive
               McLean, Virginia 22102
               (703) 394-5100

ITEM 2. IDENTITY AND BACKGROUND

     1. (a) Applewood Associates, L.P., a limited partnership organized under the laws of the State of New York ("Applewood Associates").

          (b)  Address:                     c/o Applewood Capital Corp.
                                            68 Wheatley Road
                                            Brookville, New York 11545

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     2. (a) Applewood Capital Corp., a corporation organized under the laws of the State of New York ("Applewood Capital").

          (b)  Address:                     c/o Barry Rubenstein
                                            68 Wheatley Road
                                            Brookville, New York 11545

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     Applewood Capital is a general partner of Applewood Associates.

     3. (a) Barry Rubenstein, a general partner of Applewood Associates, an officer and director of Applewood Capital, a shareholder, officer and director of Infomedia Associates, Ltd. ("Infomedia"), a general partner of the 21st

                                  - 31 of 52 -

               Century  Communications  Partners,  L.P. ("21st  Century"),  21st
               Century Communications T-E Partners, L.P. ("T-E"), and 21st Century Communications Foreign Partners, L.P. ("Foreign"), and a general partner of Woodland Partners.

          (b)  Address:                     68 Wheatley Road
                                            Brookville, New York 11545

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States

     Barry Rubenstein is the husband of Marilyn Rubenstein.

     4. (a) Irwin Lieber, a general partner of Applewood Associates, an officer and director of Applewood Capital, and a shareholder, officer and director of Infomedia, a general partner of the 21st Century, T-E and Foreign.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States

     Irwin Lieber is the father of Seth Lieber and Jonathan Lieber.

     5. (a) Barry Fingerhut, a director of the Issuer, a general partner of Applewood Associates, an officer and director of Applewood Capital, and a shareholder, officer and director of Infomedia, a general partner of the 21st Century, T-E and Foreign.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     6. (a) Seth Lieber, a general partner of Applewood Associates and an officer of Applewood Capital.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.


                                  - 32 of 52 -

     7. (a) Jonathan Lieber, a general partner of Applewood Associates and an officer of Applewood Capital.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.


     8. (a) 21st Century Communications Partners, L.P., a limited partnership organized under the laws of the State of Delaware.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     9.   (a)  21st  Century  Communications  T-E  Partners,   L.P.,  a  limited
               partnership organized under the laws of the State of Delaware.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     10. (a) 21st Century Communications Foreign Partners, L.P., a limited partnership organized under the laws of the State of Delaware.

          (b)  Address:                     One Capitol Plaza, 3rd Floor
                                            Shedden Road
                                            George Town, Grand Cayman Island
                                            British West Indies

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     11.  (a)  Sandler  Investment   Partners,   L.P.,  a  limited   partnership
               organized under the laws of the State of New York ("SIP").

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     12. (a) Sandler Capital Management, a registered investment advisor and a general partnership organized under the laws of the State of New York ("SCM").


                                  - 33 of 52 -

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     13.  (a)  ARH Corp., a Delaware corporation.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     14.  (a)  ALCR Corp., a New York corporation.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     15.  (a)  MJDM Corp., a New York corporation.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     16.  (a)  Four JK Corp., a Delaware corporation.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     17.  (a)  SERF Corp., a New York corporation.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     18.  (a)  TERPSI Corp., a New York corporation.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

                                  - 34 of 52 -

     19.  (a)  JIRAKAL Corp., a New York corporation.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     20.  (a) Infomedia Associates, Ltd., a New York corporation.

          (b)  Address:                     80 Cuttermill Road, Suite 311
                                            Great Neck, New York 11021

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.


     21.  (a)  Harvey Sandler, is the sole shareholder of ARH Corp.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States


     ARH Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign (the "21st Century Funds"). Harvey Sandler is the father of Andrew Sandler.

     22.  (a)  Andrew Sandler, is the sole shareholder of ALCR Corp.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     ALCR Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign. Andrew Sandler is the son of Harvey Sandler.

     23.  (a)  Michael J. Marocco, is the sole shareholder of MJDM Corp.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.


     MJDM Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

                                  - 35 of 52 -

     24.  (a)  John Kornreich, is the majority shareholder of Four JK Corp.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.


     Four JK Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.


     25.  (a)  Douglas Schimmel, is the sole shareholder of SERF Corp.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.


     SERF Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     26.  (a)  Hannah Stone, is the sole shareholder of TERPSI Corp.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     TERPSI Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     27.  (a)  David Lee, is the sole shareholder of JIRAKAL Corp.

          (b)  Address:                     767 Fifth Avenue
                                            New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.


     JIRAKAL Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     28. (a) Woodland Partners, a partnership organized under laws of the State of New York ("Woodland").


                                  - 36 of 52 -

          (b)  Address:                     68 Wheatley Road
                                            Brookville, New York 11545

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     29.  (a)  Marilyn Rubenstein, a general partner of Woodland.

          (b)  Address:                     68 Wheatley Road
                                            Brookville, New York 11545

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     Marilyn Rubenstein is the wife of Barry Rubenstein.

ITEM 3. Source and Amount of Funds or Other Consideration.

     The source of funds for the acquisition of the securities was the general working capital and other funds of Applewood Associates, 21st Century, T-E, Foreign and Woodland. The source of funds for the acquisition of the securities was the personal funds of Irwin Lieber and Barry Fingerhut.




                                                       Number of
                                                       Shares and       Purchase
                                                        Warrants           Price
                                                        --------           -----
Applewood Associates, L.P.                              306,940       $1,560,100
Irwin Lieber                                             11,880          100,000
Barry Fingerhut                                          23,760          200,000
21st Century Communications Partners, L.P.              611,719        2,224,700
21st Century Communications T-E Partners, L.P.          208,124          756,700
21st Century Communications Foreign Partners, L.P.       82,143          298,300
Woodland Partners                                        11,880          100,000


ITEM 4. Purpose of Transaction.

     Other than Barry Fingerhut's capacity as a director of the Issuer, and the reporting persons' purchase or sale of additional securities of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) -(j) of Item 4 of
Schedule 13D except as set forth herein.


                                  - 37 of 52 -

ITEM 5. Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 10,824,409 shares of Common Stock outstanding as reported by the Issuer in its offering documents for its initial public offering, dated June 4,
1999), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of June 4, 1999:

                                                                    Percentage of
                                                                        Shares
                                                Shares of Common   of Common Stock
                                               Stock Beneficially    Beneficially
                           Name                      Owned(2)           Owned(2)
                           ----                      --------           --------
Applewood Associates, L.P.                         306,940(3)             2.8%
Applewood Capital Corp.                            306,940(4,5)           2.8%
Irwin Lieber                                     1,220,806(4,5,6,7)      10.7%
Barry Rubenstein                                 1,220,806(4,5,6,8)      10.7%
Barry Fingerhut                                  1,243,378(4,5,6,9)      10.8%
Seth Lieber                                        306,940(4,5)           2.8%
Jonathan Lieber                                    306,940(4,5)           2.8%
21st Century Communications Partners, L.P.         901,986(4,6)           8.0%
21st Century Communications T-E Partners, L.P.     901,986(4,6)           8.0%
21st Century Communications Foreign Partners, L.P. 901,986(4,6)           8.0%
Sandler Investment Partners, L.P.                  901,986(4,6)           8.0%

----------

     (2) Includes shares of Common Stock issuable upon the exercise of the 1996 Warrants and the Series C Warrants.

     (3) Includes 197,230 shares of Common Stock, 71,284 shares issuable upon the exercise of the 1996 Warrants and 38,426 shares issuable upon the exercise of the Series C Warrants.

     (4)  The  reporting   person  disclaims   beneficial   ownership  of  these
          securities except to the extent of his/her/its equity interest therein.

     (5) Includes 197,230 shares of Common Stock owned by Applewood Associates, 71,284 shares issuable upon the exercise of the 1996 Warrants owned by Applewood Associates and 38,426 shares issuable upon the exercise of the Series C Warrants owned by Applewood Associates.

     (6) Includes 264,308 shares of Common Stock owned by 21st Century, 89,900 shares of Common Stock owned by T-E and 35,440 shares of Common Stock owned by Foreign. Includes 241,684 shares issuable upon the exercise of the 1996 Warrants and 105,727 shares issuable upon the exercise of the Series C Warrants owned by 21st Century. Includes 82,259 shares issuable upon the exercise of the 1996 Warrants and 35,965 shares issuable upon the exercise of the Series C Warrants owned by T-E. Includes 32,477 shares issuable upon the exercise of the 1996 Warrants and 14,226 shares issuable upon the exercise of the Series C Warrants owned by Foreign.

     (7)  Includes 11,880 shares of Common Stock owned by Irwin Lieber.

     (8)  Includes 11,880 shares of Common Stock owned by Woodland.

     (9) Includes 23,760 shares of Common Stock owned by Barry Fingerhut and 10,692 shares issuable upon the exercise of currently exercisable non-qualified stock options owned by Mr. Fingerhut.

                                  - 38 of 52 -

Sandler Capital Management               901,986(4,6)                   8.0%
ARH Corp.                                901,986(4,6)                   8.0%
ALCR Corp.                               901,986(4,6)                   8.0%
MJDM Corp.                               901,986(4,6)                   8.0%
Four JK Corp.                            901,986(4,6)                   8.0%
SERF Corp.                               901,986(4,6)                   8.0%
TERPSI Corp.                             901,986(4,6)                   8.0%
JIRAKAL Corp.                            901,986(4,6)                   8.0%
Infomedia Associates, Ltd.               901,986(4,6)                   8.0%
Harvey Sandler                           901,986(4,6)                   8.0%
Andrew Sandler                           901,986(4,6)                   8.0%
Michel J. Marocco                        901,986(4,6)                   8.0%
John Kornreich                           901,986(4,6)                   8.0%
Douglas Schimmel                         901,986(4,6)                   8.0%
Hannah Stone                             901,986(4,6)                   8.0%
David Lee                                901,986(4,6)                   8.0%
Woodland Partners                         11,880(8)                     0.1%
Marilyn Rubenstein                        11,880(4,8)                   0.1%

     (b) Applewood Associates has sole power to vote and to dispose of 306,940 shares of Common Stock (including 71,284 shares issuable upon the exercise of the 1996 Warrants and 38,426 shares issuable upon the exercise of the Series C Warrants), representing approximately 2.8% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Applewood Associates, Applewood Capital may be deemed to have shared power to vote and to dispose of 306,940 shares of Common Stock (including 71,284 shares issuable upon the exercise of the 1996 Warrants and 38,426 shares issuable upon the exercise of the Series C Warrants), representing approximately 2.8% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Applewood Associates and Woodland, and a shareholder, officer and director of Infomedia, Barry Rubenstein may be deemed to have shared power to vote and to dispose of 1,220,806 shares of Common Stock (including 427,704 shares issuable upon the exercise of the 1996 Warrants and 194,344 shares issuable upon the exercise of the Series C Warrants), representing approximately 10.7% of the outstanding shares of Common Stock.

     Irwin Lieber has sole power to vote and to dispose of 11,880 shares of Common Stock, representing approximately 0.1% of the outstanding shares of Common Stock. By virtue of

                                  - 39 of 52 -
being a general partner of Applewood Associates, and a shareholder, officer and director of Infomedia, Irwin Lieber may be deemed to have shared power to vote and to dispose of 1,208,926 shares of Common Stock (including 427,704 shares issuable upon the exercise of the 1996 Warrants and 194,344 shares issuable upon the exercise of the Series C Warrants), representing approximately 10.6% of the outstanding shares of Common Stock.

     Barry Fingerhut has sole power to vote and to dispose of 34,452 shares of Common Stock (including 10,692 shares issuable upon the exercise of non-qualified stock options), representing approximately 0.3% of the outstanding shares of Common Stock. By virtue of being a general partner of Applewood
Associates, and a shareholder, officer and director of Infomedia, Barry Fingerhut may be deemed to have shared power to vote and to dispose of 1,208,926 shares of Common Stock (including 427,704 shares issuable upon the exercise of the 1996 Warrants and 194,344 shares issuable upon the exercise of the Series C Warrants), representing approximately 10.6% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Applewood Associates, Seth Lieber may be deemed to have shared power to vote and to dispose of 306,940 shares of Common Stock (including 71, 284 shares issuable upon the exercise of the 1996 Warrants and 38,426 shares issuable upon the exercise of the Series C Warrants), representing approximately 2.8% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Applewood Associates, Jonathan Lieber may be deemed to have shared power to vote and to dispose of 306,940 shares of Common Stock (including 71,284 shares issuable upon the exercise of the 1996 Warrants and 38,426 shares issuable upon the exercise of the Series C Warrants), representing approximately 2.8% of the outstanding shares of Common Stock.

     21st Century has sole power to vote and to dispose of 611,719 shares of Common Stock (including 241,684 shares issuable upon the exercise of the 1996 Warrants and 105,727 shares issuable upon the exercise of the Series C Warrants), representing approximately 5.5% of the outstanding shares of Common Stock. 21st Century may be deemed to have shared power to vote and to dispose of 290,267 shares of Common Stock (including 114,736 shares issuable upon the exercise of the 1996 Warrants and 50,191 shares issuable upon the exercise of the Series C Warrants), representing approximately 2.6% of the outstanding shares of Common Stock.

     T-E has sole power to vote and to dispose of 208,124 shares of Common Stock (including 82,259 shares issuable upon the exercise of the 1996 Warrants and 35,965 shares issuable upon the exercise of the Series C Warrants), representing approximately 1.9% of the outstanding shares of Common Stock. T-E may be deemed to have shared power to vote and to dispose of 693,862 shares of Common Stock (including 274,161 shares issuable upon the exercise of the 1996 Warrants and 119,953 shares issuable upon the exercise of the Series C Warrants), representing approximately 6.2% of the outstanding shares of Common Stock.

     Foreign has sole power to vote and to dispose of 82,143 shares of Common Stock (including 32,477 shares issuable upon the exercise of the 1996 Warrants and 14,226 shares issuable upon the exercise of the Series C Warrants), representing approximately 0.8% of the outstanding shares of Common Stock. Foreign may be deemed to have shared power to vote and to dispose of 819,843 shares of Common Stock (including 323,943 shares issuable upon the exercise of the 1996

                                  - 40 of 52 -

Warrants and 141,692 shares issuable upon the exercise of the Series C Warrants), representing approximately 7.3% of the outstanding shares of Common Stock.

     By virtue of being a general partner of 21st Century, T-E and Foreign, Sandler Investment Partners may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Investment Partners, Sandler Capital Management may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of MJDM Corp., Michael Marocco may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of SERF Corp., Douglas Schimmel may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of TERPSI Corp., Hannah Stone may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon

                                  - 41 of 52 -
the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of JIRAKAL Corp., David Lee may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being a general partner of 21st Century, T-E and Foreign, Infomedia may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, ARH Corp. may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, ALCR Corp. may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, MJDM Corp. may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, Four JK Corp. may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, SERF Corp. may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, TERPSI Corp. may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares

                                  - 42 of 52 -
issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, JIRAKAL Corp. may be deemed to have shared power to vote and to dispose of 901,986 shares of Common Stock (including 356,420 shares issuable upon the exercise of the 1996 Warrants and 155,918 shares issuable upon the exercise of the Series C Warrants), representing approximately 8.0% of the outstanding shares of Common Stock.

     Woodland Partners has sole power to vote and to dispose of 11,880 shares of Common Stock, representing approximately 0.1% of the outstanding shares of Common Stock.

     Marilyn Rubenstein, by virtue of being a general partner of Woodland, may be deemed to have shared power to vote and to dispose of 11,880 shares of Common Stock, representing approximately 0.1% of the outstanding shares of Common Stock.

     (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the reporting persons identified in Item 2 of this
Schedule 13D effected from April 4, 1999 through June 4, 1999, inclusive:

     Upon the closing of the Issuer's initial public offering, all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock automatically converted into shares of Common Stock of the Issuer. The reporting persons received approximately 389,648 shares of Common Stock as a result of the conversion of Series C Preferred Stock into shares of Common Stock.

     The Issuer has agreed to issue a total of 23,219 warrants to the reporting persons under certain circumstances. If the Issuer's average closing price for the 20-day trading period following the initial two-week period of trading of the Issuer's Common Stock is at least $16.83 per share, the warrants can not be exercised. If the Issuer's average closing price for the above 20-day period is at least $12.06, but less than $16.83 per share, then 15,479 of the warrants can be exercised. In all other cases, all of the warrants referred to above are exercisable.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Not applicable.

ITEM 6. Contracts Arrangements Understanding or Relationships with Respect to Securities of the Issuer

     The reporting persons agreed with the underwriters of the Issuer's initial public offering that during the period beginning on June 4, 1999 and continuing and including the date that is 180 days after June 4, 1999, they will not directly or indirectly offer, sell, offer to sell, contract to sell or otherwise dispose of, or register for sale under the Securities Act of 1933, any shares of Common Stock or any securities which are substantially similar to the Common Stock, without the prior written consent of J.P. Morgan Securities, Inc.

                                  - 43 of 52 -

ITEM 7. Materials to be Filed as Exhibits

     Exhibit A. Agreement among the reporting persons, effective as of June 4, 1999, by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13d- 1(f).




                                  - 44 of 52 -

                                    SIGNATURE

        After reasonable inquiry and to the best of his/its knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete and correct.

Dated: June 18, 1999
                                   APPLEWOOD ASSOCIATES, L.P.


                                   By:  Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, a General Partner

                                   APPLEWOOD CAPITAL CORP.


                                   By:  Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, President

                                        Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein

                                        Irwin Liber
                                        ----------------------------------------
                                        Irwin Lieber

                                        Barry Fingerhut
                                        ----------------------------------------
                                        Barry Fingerhut

                                        Seth Lieber
                                        ----------------------------------------
                                        Seth Lieber

                                        Jonathan Lieber
                                        ----------------------------------------
                                        Jonathan Lieber

                                   INFOMEDIA ASSOCIATES, LTD.


                                   By:  Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, Secretary and Treasurer

                                   WOODLAND PARTNERS


                                   By:  Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                        Marilyn Rubenstein
                                        ----------------------------------------
                                        Marilyn Rubenstein


                                  - 45 of 52 -

                                   21ST CENTURY COMMUNICATIONS
                                    PARTNERS, L.P.

                                   By:  Sandler Investment Partners, L.P.,
                                        General Partner

                                   By:  Sandler Capital Management,
                                        General Partner

                                   By:  ARH Corp., General Partner


                                   By:  Edward Grinacoff
                                        ------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   21ST CENTURY COMMUNICATIONS T-E
                                    PARTNERS, L.P.

                                   By:  Sandler Investment Partners, L.P.,
                                        General Partner

                                   By:  Sandler Capital Management,
                                        General Partner

                                   By:  ARH Corp., General Partner

                                   By:  Edward Grinacoff
                                        ------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   21ST CENTURY COMMUNICATIONS
                                   FOREIGN PARTNERS, L.P.

                                   By:  Sandler Investment Partners, L.P.,
                                        General Partner

                                   By:  Sandler Capital Management,
                                        General Partner

                                   By:  ARH Corp., General Partner

                                   By:  Edward Grinacoff
                                        ------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer




                                  - 46 of 52 -

                                   SANDLER INVESTMENT PARTNERS, L.P.

                                   By:  Sandler Capital Management,
                                        General Partner
                                   By:  ARH Corp., General Partner


                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   SANDLER CAPITAL MANAGEMENT

                                   By:  ARH Corp., General Partner


                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   ARH CORP.


                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   ALCR CORP.


                                   By:  Moira Mitchell
                                        ----------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer

                                   MJDM CORP.


                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   FOUR JK CORP.


                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer


                                  - 47 of 52 -

                                   SERF CORP.

                                   By:  Moira Mitchell
                                        ----------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer

                                   TERPSI CORP.


                                   By:  Moira Mitchell
                                        ----------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer


                                   JIRAKAL CORP.

                                   By:  Moira Mitchell
                                        ----------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer


                                        Harvey Sandler
                                        ----------------------------------------
                                        Harvey Sandler

                                        Andrew Sandler
                                        ----------------------------------------
                                        Andrew Sandler

                                        Michael Marocco
                                        ----------------------------------------
                                        Michael Marocco

                                        John Kornreich
                                        ----------------------------------------
                                        John Kornreich

                                        Douglas Schimmel
                                        ----------------------------------------
                                        Douglas Schimmel

                                        Hannah Stone
                                        ----------------------------------------
                                        Hannah Stone

                                        David Lee
                                        ----------------------------------------
                                        David Lee


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                  - 48 of 52 -

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.0001 per share, of ONLINE RESOURCES & COMMUNICATIONS CORPORATION and that this Agreement be filed as an Exhibit to such statement on Schedule 13D.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 4th day of June, 1999.


                                   APPLEWOOD ASSOCIATES, L.P.

                                   By:  Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, A General Partner

                                   APPLEWOOD CAPITAL CORP.

                                   By:  Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, President

                                        Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein

                                        Irwin Liber
                                        ----------------------------------------
                                        Irwin Lieber

                                        Barry Fingerhut
                                        ----------------------------------------
                                        Barry Fingerhut

                                        Seth Lieber
                                        ----------------------------------------
                                        Seth Lieber

                                        Jonathan Lieber
                                        ----------------------------------------
                                        Jonathan Lieber

                                   INFOMEDIA ASSOCIATES, LTD.

                                   By:  Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, Secretary and Treasurer

                                   WOODLAND PARTNERS

                                   By:  Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                        Marilyn Rubenstein
                                        ----------------------------------------
                                        Marilyn Rubenstein


                                  - 49 of 52 -

                                   21ST CENTURY COMMUNICATIONS
                                    PARTNERS, L.P.

                                   By:  Sandler Investment Partners, L.P.,
                                        General Partner

                                   By:  Sandler Capital Management,
                                        General Partner

                                   By:  ARH Corp., General Partner

                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   21ST CENTURY COMMUNICATIONS T-E
                                    PARTNERS, L.P.

                                   By:  Sandler Investment Partners, L.P.,
                                        General Partner

                                   By:  Sandler Capital Management,
                                        General Partner

                                   By:  ARH Corp., General Partner

                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   21ST CENTURY COMMUNICATIONS
                                   FOREIGN PARTNERS, L.P.

                                   By:  Sandler Investment Partners, L.P.,
                                        General Partner

                                   By:  Sandler Capital Management,
                                        General Partner

                                   By:  ARH Corp., General Partner

                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer




                                  - 50 of 52 -

                                   SANDLER INVESTMENT PARTNERS, L.P.

                                   By:  Sandler Capital Management,
                                        General Partner

                                   By:  ARH Corp., General Partner

                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   SANDLER CAPITAL MANAGEMENT

                                   By:  ARH Corp., General Partner


                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   ARH CORP.

                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   ALCR CORP.

                                   By:  Moira Mitchell
                                        ----------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer

                                   MJDM CORP.

                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer

                                   FOUR JK CORP.

                                   By:  Edward Grinacoff
                                        ----------------------------------------
                                        Name: Edward Grinacoff
                                        Title: Secretary and Treasurer


                                  - 51 of 52 -

                                   SERF CORP.


                                   By:  Moira Mitchell
                                        ----------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer

                                        TERPSI CORP.


                                   By:  Moira Mitchell
                                        ----------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer

                                   JIRAKAL CORP.


                                   By:  Moira Mitchell
                                        ----------------------------------------
                                        Name: Moira Mitchell
                                        Title: Secretary and Treasurer


                                        Harvey Sandler
                                        ----------------------------------------
                                        Harvey Sandler

                                        Andrew Sandler
                                        ----------------------------------------
                                        Andrew Sandler

                                        Michael Marocco
                                        ----------------------------------------
                                        Michael Marocco

                                        John Kornreich
                                        ----------------------------------------
                                        John Kornreich

                                        Douglas Schimmel
                                        ----------------------------------------
                                        Douglas Schimmel

                                        Hannah Stone
                                        ----------------------------------------
                                        Hannah Stone

                                        David Lee
                                        ----------------------------------------
                                        David Lee




                                  - 52 of 52 -